Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-257092
Prospectus Supplement No. 13
(To Prospectus dated June 24, 2021)

470,681,133 SHARES OF COMMON STOCK
3,234,000 SHARES OF SERIES 1 PREFERRED STOCK
20,170,990 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
40,295,990 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus dated June 24, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-257092). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2021, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
SoFi Technologies, Inc.’s common stock and warrants are quoted on the Nasdaq Global Select Market under the symbols “SOFI” and “SOFIW,” respectively. On November 18, 2021, the closing prices of our common stock and warrants were $20.57 and $9.21, respectively.
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 22 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 19, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 19, 2021
SoFi Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39606 (Commission File Number)	98-1547291 (I.R.S. Employer Identification No.)

	234 1st Street San Francisco, California	94105
	(Address of principal executive offices)	(Zip Code)
(855) 456-7634
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SOFI	The Nasdaq Global Select Market
Redeemable warrants, each whole warrant exercisable for one share of common stock, $0.0001 par value	SOFIW	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01     Other Events.
On November 19, 2021, SoFi Technologies, Inc. (the “Company”) issued a press release announcing the “Redemption Fair Market Value” in connection with the Company’s previously announced redemption (the “Redemption”) of (i) its outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated October 8, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“CST”), and (ii) the outstanding warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the Company’s initial public offering (together with the Public Warrants, the “Warrants”). A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
In connection with the Redemption, CST previously delivered a redemption notice (the “Redemption Notice”) to holders of Warrants on the Company’s behalf, and the Company committed to inform holders of Warrants of the calculation of the Redemption Fair Market Value (as defined in the Warrant Agreement). The Redemption Notice was previously filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on November 4, 2021.
Further to the above, CST, in its capacity as warrant agent, has delivered a notice to each of the registered holders of the outstanding Warrants on behalf of the Company informing holders:
1.that the Redemption Fair Market Value is $22.38; and
2.as a result, holders who exercise their Warrants on a “cashless basis” will be entitled to receive 0.361 shares of Common Stock per Warrant.
A copy of the notice of Redemption Fair Market Value delivered by the Company is filed as Exhibit 99.2 hereto and is incorporated herein by reference.
Neither this Current Report on Form 8-K, the press release filed as Exhibit 99.1 hereto nor the notice of Redemption Fair Market Value filed as Exhibit 99.2 hereto constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 19, 2021
99.2	Notice of Redemption Fair Market Value dated November 19, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SoFi Technologies, Inc.

Date: November 19, 2021	By:	/s/ Christopher Lapointe
	Name:	Christopher Lapointe
	Title:	Chief Financial Officer